Exhibit 10.8
Jim Nolan
422 Carrera Drive
Lady Lake, FL 32159
Dear Jim:
This letter memorializes the consulting relationship between you and First Solar, LLC. You have agreed to consult with First Solar on a month-to-month basis beginning in November. There are no set times or hour requirements for your consulting services; those will be up to you to decide as you become more familiar with the Toledo operation. First solar will pay you a consulting fee of $7,500 per month plus travel and other expenses, on the assumption that you will be spending about 1/4 time consulting for First Solar. If the actual demands on your time vary materially from this assumption, we will readjust the compensation on an equitable basis.
We understand that the scope of your consulting effort will be defined after you have talked with Greg and others in Toledo. The plan is to identify a portion of the manufacturing process that you can develop with a team of resources in coordination with the other scale up work that is proceeding simultaneously. The work would be organized so that you would probably spend a few days per month on average in Toledo.
I forgot to mention by phone that we have a weekly conference call (Fridays beginning at 1:00 p.m. EST) to discuss the week’s activities. It would be a plus if you could make those meetings, schedule permitting.
Let me know if I forgot anything. We are very happy to have you join the team.
Very truly yours,
Michael J. Ahearn

cc:	Mike Pierce